Free Writing Prospectus

Filed on March 26, 2010 Pursuant to Rule 433

Registration No. 333-146701

$200mm AmeriCredit Auto Receivables Trust 2010-A

***WRAPPED STRUCTURE***

Jt Books:  Credit Suisse / RBS

CLS	AMT (mm)	WAL	S&P/MDY	EXP	LEGL	BNCH SPD	YLD	CPN	$PX
A1	$36.000	0.16	A-1+/P-1	07/10	03/11	iLIB+ 5	0.31327%	0.31327%	100.00000
A2	$71.000	0.99	AAA/Aa3	01/12	11/13	EDSF+ 90	1.466%	1.46%	99.99847
A3	$93.000	3.01	AAA/Aa3	03/14	07/17	intS+175	3.540%	3.51%	99.98805

WRAP PROVIDER: ASSURED GUARANTY

OFFERING TYPE: PUBLIC

ERISA ELIGIBLE: YES

EXPECTED SETTLE: MARCH 31, 2010

FIRST PAY:         MAY 6, 2010

BBERG TICKER:     AMCAR 2010-A

BILL & DELIVER:    CREDIT SUISSE

CUSIPS: A1: 03061L AA1, A2: 03061L AB9, A3: 03061L AC7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS MESSAGE AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED.